UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005

RENOVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50564	94-3353740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Corporate Drive South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 266-1400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 29, 2005, Renovis announced the closing of its public offering of 4,000,000 shares of common stock at $13.50 per share. The net proceeds of the offering are approximately $50.8 million, after payment of underwriting discounts and commissions, but excluding estimated offering expenses. The company has granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock to cover over-allotments, if any.

Goldman, Sachs & Co. acted as the sole book-running manager of the offering. CIBC World Markets Corp., Piper Jaffray & Co. and SG Cowen & Co., LLC were co-managers of the offering.

The foregoing description is qualified in its entirety by reference to the Renovis’ Press Release dated September 29, 2005 a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this report regarding our strategy, future operations, future financial position, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 12, 2005. We do not assume any obligation to update any forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Registrant’s Press Release dated September 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2005	RENOVIS, INC.

	By:	/s/ John Doyle
	Name:	John Doyle
	Title:	Vice President Finance and Chief Financial Officer

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED September 28, 2005

Exhibit	Description

99.1	Registrant’s Press Release dated September 29, 2005